Exhibit 99.1

Transaction Overview

•      Raises common equity which is accretive to tangible book value

•      Increases tangible common equity and tier 1 capital

•      Reduces preferred stock dividend

Private Placement of Common stock
Common stock issued[1]	$6,175,000
Conversion price	$13.00
Common shares issued	475,000

Redemption of Series T Preferred Stock
Preferred stock (at $1,000 par; 4,057 shares)	$4,057,000

	At and for the three months ended 12/31/13:
		Common stock	Preferred stock
(Dollars in thousands)	Reported	Issuance, Net	Redemption	Pro Forma
Common equity	$50,366	$5,940	-	$56,306
Preferred equity	$15,299		($4,057)	$11,242
Total shareholders' equity	$65,665	$5,940	($4,057)	$67,548
Common Shares	4,319,750	475,000	-	4,794,750
Book value per common share	$11.66			$11.74
Book value per common share - accretion				0.7%

Net income	1,439			1,439
Preferred dividend	$191		($51)	$140
Net income available to common shareholders	$1,248		$51	$1,299
Diluted earnings per share	$0.27			$0.26
Diluted earnings per share - dilution				(5.8)%

Tangible common equity/tangible assets	5.65%			6.32%
Tier I common ratio	7.09%			7.90%
Tier I leverage ratio	9.13%			9.35%
Tier I risk-based ratio	10.96%			11.22%
Total risk-based ratio	12.22%			12.47%
[1] Gross proceeds of common stock issued